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                                                             EXHIBIT 23.04

                     CONSENT OF INDEPENDENT AUDITORS

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of United States Filter Corporation of our report, issued in the name Price Waterhouse, dated September 25, 1997 relating to the consolidated balance sheets of Memtec Limited at June 30, 1997 and 1996 and the related consolidated statements of income, cash flows and of shareholder's equity for each of three years in the period ended June 30, 1997, which appears on page F-2 of the Form 8-K/A of United States Filter Corporation dated February 6, 1998. We also consent to the reference to us under the heading "Independent Certified Public Accountants" in such Prospectus.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney

October 28, 1998